Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

May 5, 2017

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports First Quarter 2017 Earnings

Omaha, Nebraska – On May 5, 2017, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

For the quarter ended March 31, 2017

•	Total revenue increased approximately 7.4% to $16.0 million in the first quarter 2017, compared to $14.9 million in the first quarter 2016,
•	Net income per Unit, basic and diluted, increased approximately 150% to $0.10 in the first quarter 2017, compared to $0.04 per unit in the first quarter 2016, and
•

Cash Available for Distribution (“CAD”) increased approximately 31.7% to $8.3 million ($0.14 per unit) in the first quarter 2017, as compared to $6.3 million ($0.10 per unit) in the first quarter 2016.

The Partnership reported the following notable transactions during the first quarter of 2017:

•	Acquired six mortgage revenue bonds of approximately $59.6 million,
•	Sold an MF Property for approximately $13.8 million,
•	Contributed approximately $9.5 million to Investment in Unconsolidated Entities,
•	Refinanced short-term Lines of Credit of approximately $60 million to longer term, fixed-rate financings, and
•	Securitized 19 fixed-term, fixed-rate Term A/B Trust financings of approximately $106.8 million.

On March 3, 2017, the Partnership entered into a follow-on Subscription Agreement with an existing investor in the Preferred Units, to issue 613,100 Series A Preferred Units representing limited partnership interests in the Partnership (the “Preferred Units”), resulting in $6,131,000 in aggregate proceeds to the Partnership.  In addition, on March 31, 2017, the Partnership entered into an additional follow-on Subscription Agreement with another existing investor in the Preferred Units, to issue 1,000,000 Series A Preferred Units representing limited partnership interests in the Partnership, resulting in $10 million in aggregate proceeds to the Partnership.

The Preferred Units (which are non-cumulative, non-convertible and non-voting) are a class of limited partnership interests in the Partnership and are being issued pursuant to a private placement of up to a maximum of $100 million. The Private Placement is directed solely to insured depository institutions chartered under the laws of any state or the District of Columbia, or of the United States.   The Partnership will use the proceeds to acquire mortgage revenue bonds issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing properties.  At March 31, 2017, the Partnership has issued approximately 5.7 million Preferred Units with aggregate gross proceeds of approximately $57.0 million.

“We are pleased that existing Preferred Unitholders have demonstrated their continued confidence in the Partnership and decided to further advance their relationship with us,” said Chad Daffer, CEO of America First Multifamily Investors, L.P. “We have now raised approximately $57 million of non-dilutive, fixed-rate and low cost sources of institutional capital that will enable us to continue to invest in core assets and continue to execute on our overall strategy for the benefit of our unitholders.”

On March 8, 2017, the Partnership announced the Board of Managers of Burlington Capital, LLC (“Board”), which is the general partner of the Partnership’s general partner, authorized a unit repurchase program for up to 254,656 of the Partnership’s outstanding Beneficial Unit Certificates (“BUCs”).    At March 31, 2017, the Partnership had repurchased 144,748 of the BUCs authorized under the current unit repurchase program.

On March 13, 2017, the Partnership sold Northern View, a student housing project, that was held as an MF Property.  The project was located in Highland Heights, Kentucky and was sold at a gross sales price of approximately $13.8 million.  A gain on sale of approximately $3.2 million was realized in the first quarter of 2017 by the BUCs, net of income taxes and Tier 2 income paid to the general partner, and before direct and indirect expenses.

The Partnership acquired Northern View in June 2007, as a 118-unit affordable housing multifamily project.  ATAX actively utilized and managed the resources of Burlington Capital’s full service Real Estate Platform (the “Platform”) to transform the demographics and economics of Northern View.  The Platform consists of property management, construction management and monitoring and marketing.  As Northern View is located near Northern Kentucky University, it was converted to student housing and managed as such.

“We acquired Northern View in 2007 and have worked diligently with Burlington Capital’s Platform to transform this property into a successful student housing project,” said Chad Daffer, Chief Executive Officer of the Partnership.  “Upon evaluation of Northern View, we determined its highest and best use was to sell it, maximize the return to our Unitholders and continue to fine tune the portfolio.”

In the first quarter of 2017, the Partnership entered into 19 fixed-term, fixed-rate  long-term A/B warehouse financing facilities with Deutsche Bank AG (“DB”).  “These financing facilities provide us with a source of liquidity which permits us to continue to execute on the strategic initiatives for the benefit of our Unitholders,” said Daffer.

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a webcast/earnings call for investors on Monday, March 8, 2017, at 4:30 p.m. Eastern Daylight Time, to discuss its First Quarter 2017 results.  Participants can access the First Quarter 2017 Earnings Presentation in one of two ways:

•	Webcast link: http://edge.media-server.com/m/p/39xfg5tk will be available for registration on Monday, May 8, 2017, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #6915104, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The table below shows the calculation of CAD (and a reconciliation of the Partnership’s GAAP net income to CAD) for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31,
	2017	2016
Partnership net income	$7,288,862	$2,531,700
Change in fair value of derivatives and interest rate derivative amortization	121,349	1,110,407
Depreciation and amortization expense	1,592,826	2,124,898
Amortization of deferred financing costs	740,238	532,187
Restricted units compensation expense	170,840	-
Deferred income taxes	(164,000)	-
Redeemable Series A preferred unit distribution and accretion	(324,642)	(1,684)
Tier 2 Income distributable to the General Partner (1)	(1,104,401)	(43,599)
Bond purchase premium (discount) amortization (accretion), net of cash received	(23,507)	34,696
Total CAD	$8,297,565	$6,288,605

Weighted average number of units outstanding, basic	60,037,687	60,252,928
Net income per unit, basic	$0.10	$0.04
Total CAD per unit, basic	$0.14	$0.10
Distributions per unit	$0.125	$0.125

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and Unitholders as a class and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.  For the three months ended March 3, 2017, the Partnership reported approximately $4.3 million of Tier 2 income from the gain on the sale of Northern View and approximately $133,000 from contingent interest received from Lake Forest. For the three months ended March 31, 2016, the Partnership reported approximately $174,000 from contingent interest received from Lake Forest.